UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2012

SEACOR Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(954) 523-2200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry Into a Material Definitive Agreement.

On February 7, 2012, SEACOR Holdings Inc. (the “Company”) entered into a Stock Purchase Agreement (the "Stock Purchase Agreement”) by and among the Company, SEACOR Environmental Services Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SES”), and NRC US Holding Company, LLC, a Delaware Limited Liability Company (“Buyer”), pursuant to which SES agreed to sell, and Buyer agreed to purchase, six wholly-owned subsidiaries of SES that provide emergency preparedness and response services (the "SES Companies”). The purchase consideration consists of $97 million in cash, subject to a post-closing working capital adjustment and contingent consideration equal to a portion of the revenue generated by any extraordinary oil spill response that occurs within three years following the closing. The SES Companies consist of National Response Corporation, SEACOR Environmental Products, LLC, SEACOR Response (Asia Pacific) Ltd., SEACOR Response Inc., SEACOR Response (UK) Limited and SEACOR Response Ltd. Following the closing, the Company will continue to own O’Brien’s Response Management Inc., which provides comprehensive services in crisis and emergency response management.

The closing of the transaction is conditioned upon Buyer obtaining certain debt financing and other customary conditions. Either SES or Buyer may terminate the Stock Purchase Agreement if the closing has not occurred by March 31, 2012.

The Stock Purchase Agreement contains customary representations, warranties and covenants with respect to the Company, SES and the SES Companies, on the one hand, and Buyer, on the other hand. The Stock Purchase Agreement also includes post-closing covenants under which the parties have agreed to cause their respective environmental service-related businesses not to compete with each other for defined periods following the closing. The Stock Purchase Agreement also provides for post-closing indemnification by the parties for breaches of representations, warranties and covenants subject to certain deductibles and limitations on damages. Concurrently with the closing of the Stock Purchase Agreement, the Company, SES and Buyer have agreed to enter into a Transition Services Agreement pursuant to which the Company has agreed to provide various services to Buyer and the SES Companies following the closing date.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Stock Purchase Agreement has been provided solely to inform investors of the terms of that agreement. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Stock Purchase Agreement, and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Stock Purchase Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Investors are not third-party beneficiaries under the Stock Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, SES, the SES Companies, or Buyer or any of their respective subsidiaries or affiliates.

Item 8.01 Other Events.

On February 8, 2012, the Company issued a press release regarding the execution of the Stock Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits.

Exhibit No.	Description
2.1
Form of Stock Purchase Agreement dated as of February 7,
2012, by and between NRC US Holding Company, LLC, as Buyer,
SEACOR Environmental Services Inc. and SEACOR Response Inc.,
as Sellers and SEACOR Holdings Inc.

99.1	Press release issued on February 8, 2012

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

February 8, 2012	By:	Richard J. Ryan

Name: Richard J. Ryan
Title: Senior Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

2.1	Form of Stock Purchase Agreement dated as of February 7, 2012, by and between NRC US Holding Company, LLC, as Buyer, SEACOR Environmental Services Inc. and SEACOR Response Inc., as Sellers and SEACOR Holdings Inc.
99.1	Press release issued on February 8, 2012